EXECUTIVE PRIVILEGES AND COMPENSATION CERTIFICATE
Exhibit 99.1

February 15, 2013
This certificate is delivered pursuant to Section 111 of the Emergency Economic Stabilization ACT of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”).

The undersigned hereby certify, to the best of their knowledge in their capacities as Principal Executive Officer and Principal Financial Officer of General Motors Holdings LLC, and not in their individual capacities, as follows:

(i)
The compensation committee of General Motors Company has discussed, reviewed, and evaluated with the senior risk officer at least every six months during the period beginning on January 1, 2012 and ending with December 31, 2012, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to General Motors Holdings LLC;

(ii)
The compensation committee of General Motors Company has identified and limited during the period beginning on January 1, 2012 and ending with December 31, 2012 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of General Motors Holdings LLC and has identified any features of the employee compensation plans that pose risks to General Motors Holdings LLC and has limited those features to ensure that General Motors Holdings LLC is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed at least every six months during the period beginning on January 1, 2012 and ending with December 31, 2012 the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of General Motors Holdings LLC to enhance the compensation of an employee and has limited any such features;

(iv)	The compensation committee of General Motors Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)
The compensation committee of General Motors Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of General Motors Holdings LLC;
(B) Employee compensation plans that unnecessarily expose General Motors Holdings LLC to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of General Motors Holdings LLC to enhance the compensation of an employee;

1 of 3

(vi)
General Motors Holdings LLC has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or ''clawback'' provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
General Motors Holdings LLC has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on January 1, 2012 and ending with December 31, 2012;

(viii)
General Motors Holdings LLC has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on January 1, 2012 and ending with December 31, 2012 and has received or is in the process of receiving approvals from the Office of the Special Master for TARP Executive Compensation for compensation payments and structures as required under the regulations and guidance established under section 111 of EESA, and has not made any payments inconsistent with those approved payments and structures;

(ix)
General Motors Holdings LLC and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the period beginning on January 1, 2012 and ending with December 31, 2012; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)
General Motors Company will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)
General Motors Holdings LLC will disclose the amount, nature, and justification for the offering, during the period beginning on January 1, 2012 and ending with December 31, 2012, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
General Motors Holdings LLC, either directly or through the Executive Privileges and Compensation Compliance Certificate provided by the Executive Compensation Committee, will disclose whether General Motors Holdings LLC, the board of directors of General Motors Company, or the compensation committee of General Motors Company has engaged during the period beginning on January 1, 2012 and ending with December 31, 2012 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

2 of 3

(xiii)
General Motors Holdings LLC has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on January 1, 2012 and ending with December 31, 2012;

(xiv)
General Motors Holdings LLC has substantially complied with all other requirements related to employee compensation that are provided in the agreement between General Motors Holdings LLC and Treasury, including any amendments;

(xv)
General Motors Holdings LLC has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

The foregoing certification is made and delivered in our capacities described above for and on behalf of General Motors Holdings LLC as of the date first written above.

GENERAL MOTORS HOLDINGS LLC
By: /s/ DANIEL F. AKEERSON
Daniel F. Akerson
Principal Executive Officer

By: /s/ DANIEL AMMANN
Daniel Ammann
Principal Financial Officer

3 of 3